As filed with the U.S. Securities and Exchange Commission on November 19, 2021

Registration No. 333-255251

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dragon Victory International Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 1803, Yintai International Building, Kejiguan Road,

Binjiang District, Hangzhou, Zhejiang Province, China 310052

(Address of Principal Executive Offices) (Zip Code)

Dragon Victory International Limited 2020 Performance Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

800-221-0102

(Telephone number, including area code, of agent for service)

Copies to:

Ying Li, Esq.

Hunter Taubman Fischer & Li, LLC

800 Third Avenue, Suite 2800

New York, NY 10022

212- 530-2206

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed to amend the Registration Statement on Form S-8 (File No. 333-255251) of Dragon Victory International Limited (the “Company”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 15, 2021 to include in Part I of the Registration Statement as amended hereby a “Reoffer Prospectus” prepared in accordance with the requirements of Part I of Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Instruction C of Form S-8, the Reoffer Prospectus may, in the future, be used for reoffers and resales, on a continuous or delayed basis, of our ordinary shares that are deemed “control securities” under the Securities Act and which have been or will be acquired pursuant to grants or awards under the Dragon Victory International Limited 2020 Performance Incentive Plan (the “Plan”) by the selling shareholders named in the Reoffer Prospectus as supplemented and who are, or may be deemed to be, “affiliates” within the meaning set forth in Rule 405 under the Securities Act. Such selling securityholders may reoffer or resell all, a portion, or none of the shares that they may acquire pursuant to the Plan. Pursuant to Rule 424(b) under the Securities Act, we may supplement the Reoffer Prospectus from time to time with the names of additional selling securityholders and/or amounts of ordinary shares, if any, to be reoffered or resold by such selling shareholders as that information becomes known. The inclusion of such shares herein does not necessarily represent a present intention to sell any or all such ordinary shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the 2020 Plan as specified by the Commission pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) of the Securities Act, and will include the address and telephone number to which the request is to be directed.

Reoffer Prospectus

190,000 Ordinary Shares

Dragon Victory International Limited

This reoffer prospectus relates to 190,000 of our ordinary shares, par value $0.0001 (“Ordinary Shares”), that may be reoffered or resold, from time to time, by certain selling shareholders (the “Selling Shareholders”) described in this reoffer prospectus, all of whom are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), and that have been acquired, or will be acquired, under the Dragon Victory International Limited 2020 Performance Incentive Plan (the “Plan”), which was adopted effective April 29, 2020.

The Selling Shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Ordinary Shares on any stock exchange, market, or trading facility on which the Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the sale or other disposition of the Ordinary Shares by the Selling Shareholders.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “LYL.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, or the “JOBS Act,” and, as such, we have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 13 of this reoffer prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in China and Hangzhou Longyun Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC (the “VIE”), and its subsidiaries in China. We control and receive the economic benefits of the VIE and its subsidiaries through certain contractual arrangements (the “VIE Agreements”) and the structure involves unique risks to investors. Our Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of the VIE or its subsidiaries in China. The VIE structure is used to replicate foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. For a description of the VIE Agreements, see “Prospectus Summary—Our Corporate Structure—VIE Agreements among WFOE, the VIE, and shareholders of the VIE.” As a result of our use of the VIE structure, you may never directly hold equity interests in the VIE or its subsidiaries.

Because we do not directly hold equity interests in the VIE or its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles and the validity and enforcement of the VIE Agreements among our wholly owned PRC subsidiary, the VIE, and the shareholders of the VIE. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, ant the value of our Ordinary Shares may depreciate significantly or become worthless. See “Risk Factors—Risks Relating to Doing Business in the PRC.”

We are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIE and its subsidiaries, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this reoffer prospectus, we, our subsidiaries, and the VIE and its subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, we are not subject to cybersecurity review with the Cyberspace Administration of China, or the CAC, if the draft Measures for Cybersecurity Censorship become effective as they are published, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the draft Measures for Cybersecurity Censorship; we are also not subject to network data security review by the CAC if the draft Regulations on Network Data Security Administration are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the draft Regulations on Network Data Security Administration. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.” According to our PRC counsel, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing. As of the date of this reoffer prospectus, we, our subsidiaries, and the VIE and its subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries and VIE, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, our subsidiaries, or the VIE to obtain regulatory approval from Chinese authorities before listing in the U.S.

The cash flows that occurred among Dragon Victory International Limited, its subsidiaries, and the VIE included the following intercompany borrowings: (i) during the fiscal year ended March 31, 2021, our subsidiaries received approximately $1,364,963 from us, paid the VIE approximately $1,713,465, and received from the VIE approximately $11,214; (ii) during the fiscal year ended March 31, 2020, our subsidiaries paid us approximately $641, paid the VIE approximately $35,818, and received from the VIE approximately $60,890; and (iii) during the fiscal year ended March 31, 2019, our subsidiaries paid the VIE approximately $625,861 and received from the VIE approximately $80,468. For more detailed discussion of how cash is transferred among us, our subsidiaries, and the VIE, see “Prospectus Summary—Asset Transfers Between Our Company, Our Subsidiaries, and the VIE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

Reoffer prospectus dated November 19, 2021

i

Neither we nor the Selling Shareholders have authorized any other person to provide you with different or additional information other than that contained in this reoffer prospectus. We and the Selling Shareholders take no responsibility for and can provide no assurance as to the reliability of, any other information that others may provide. We and the Selling Shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus or such other date stated in this reoffer prospectus, and our business, financial condition, results of operations, and/or prospects may have changed since those dates. You should also read this reoffer prospectus together with the additional information described under “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

This reoffer prospectus may be supplemented from time to time to add, update, or change information in this reoffer prospectus. Any statement contained in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in a reoffer prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this reoffer prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this reoffer prospectus.

For investors outside the United States: we have not, and the Selling Shareholders have not, taken any action that would permit this offering or possession or distribution of this reoffer prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this reoffer prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this reoffer prospectus outside the United States.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this reoffer prospectus to:

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this reoffer prospectus only;

●	“Dragon Victory,” “our Company,” the “Company,” “we,” “us,” or “our” are to Dragon Victory International Limited, an exempted company incorporated in the Cayman Islands with limited liability;

●	“Long Yun” or the “VIE” are to Hangzhou Longyun Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which we control via the VIE Agreements among WFOE (defined below), Long Yun, and the shareholders of Long Yun;

●	“Long Yun HK” are to the wholly owned subsidiary of Sweet Lollipop (defined below), Long Yun International Holdings Limited, a company organized under the laws of Hong Kong;

●	“Long Yun Shareholders” are to Mr. Limin Liu and Ms. Koulin Han, together holding 100% of the equity interests of Long Yun;

●	“Ordinary Shares” are to the ordinary shares, par value $0.0001, of Dragon Victory;

●	“the PRC operating entities” are to our PRC subsidiaries and the VIE and its subsidiaries;

●	“RMB” are to the legal currency of China;

●	“SEC” are to the United States Securities and Exchange Commission;

●	“Sweet Lollipop” are to our wholly-owned subsidiary, Sweet Lollipop Co., Ltd., a business company incorporated in the British Virgin Islands;

●	“U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States; and

●	“WFOE” are to Hangzhou Dacheng Investment Management Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Long Yun HK.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and our SEC filings that are incorporated by reference into this reoffer prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this reoffer prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this reoffer prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this reoffer prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

iii

Prospectus Summary

Our Corporate Structure

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our subsidiaries in China and our variable interest entity, or VIE, and its subsidiaries in China. We control and receive the economic benefits of the VIE and its subsidiaries through the VIE Agreements and the structure involves unique risks to investors. Our Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of the VIE or its subsidiaries in China. The VIE structure is used to replicate foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. For a description of the VIE Agreements, see “—VIE Agreements among WFOE, the VIE, and shareholders of the VIE.” As a result of our use of the VIE structure, you may never directly hold equity interests in the VIE or its subsidiaries.

The VIE Agreements were entered into by and among WFOE, the VIE, and the shareholders of the VIE, which include the Exclusive Business Cooperation Agreement, the Share Pledge Agreement, the Exclusive Option Agreement, and Powers of Attorney. The VIE Agreements enable us to (i) execute effective control over the VIE, (ii) receive substantially all of the economic benefits of the VIE, and (iii) have an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC laws. See “—VIE Agreements among WFOE, the VIE, and shareholders of the VIE.”

The following diagram illustrates our corporate structure, including our significant subsidiaries, the VIE, and subsidiaries of the VIE, as of the date of this reoffer prospectus:

VIE Agreements among WFOE, the VIE, and Shareholders of the VIE

Due to PRC legal restrictions on foreign ownership in the telecommunications sector, neither we nor our subsidiaries own any equity interest in Long Yun. Instead, we control and receive the economic benefits of Long Yun’s business operation through the VIE Agreements. WFOE, Long Yun, and the Long Yun Shareholders entered into the VIE Agreements on March 20, 2018. The VIE Agreements are designed to provide WFOE with the power, rights, and obligations equivalent in all material respects to those it would possess as the sole equity holder of Long Yun, including absolute control rights and the rights to the assets, property, and revenue of Long Yun.

Each of the VIE Agreements is described in detail below:

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Long Yun and WFOE, WFOE provides Long Yun with technical support, consulting services, and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, Long Yun granted an irrevocable and exclusive option to WFOE to purchase from Long Yun, any or all of Long Yun’s assets at the lowest purchase price permitted under PRC law. Should WFOE exercise such option, WFOE, Long Yun, and the Long Yun Shareholders will enter into a separate asset transfer or similar agreement. For services rendered to Long Yun by WFOE under the Exclusive Business Cooperation Agreement, WFOE is entitled to collect a service fee calculated based on the amount time spent by WFOE to render such services, multiplied by the corresponding billing rate of WFOE, plus a services fee determined by the board of directors of WFOE based on the value of the services rendered by WFOE and taking into account the actual net income of Long Yun.

The Exclusive Business Cooperation Agreement will remain in effect for ten years unless it is terminated by WFOE with 30-day prior notice. Long Yun does not have the right to terminate the agreement unilaterally. WFOE may unilaterally extend the term of the Exclusive Business Cooperation Agreement with prior written notice.

The CEO and president of WFOE, Mr. Limin Liu, will effectively be managing Long Yun pursuant to the terms of the Exclusive Business Cooperation Agreement. WFOE has absolute authority relating to the management of Long Yun, including, but not limited to, decisions with regard to expenses, salary raises and bonuses, hiring, firing, and other operational functions. The Exclusive Business Cooperation Agreement does not prohibit related party transactions, provided, however, that the audit committee of the Company is required to review and approve in advance any related party transactions, including transactions involving WFOE or Long Yun.

Share Pledge Agreement

Under the Share Pledge Agreement among the Long Yun Shareholders and WFOE, the Long Yun Shareholders pledged all of their equity interests in Long Yun to WFOE to guarantee the performance of Long Yun’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the Share Pledge Agreement, should Long Yun or the Long Yun Shareholders breach their respective contractual obligations under the Exclusive Business Cooperation Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The Long Yun Shareholders also agreed that upon the occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC law. The Long Yun Shareholders further agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Share Pledge Agreement shall be effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Long Yun. WFOE will cancel or terminate the Share Pledge Agreement upon Long Yun’s full payment of all fees payable under the Exclusive Business Cooperation Agreement.

The Share Pledge Agreement serves several functions: (1) guarantee the performance of Long Yung’s obligations under the Exclusive Business Cooperation Agreement, (2) ensure the Long Yung Shareholders do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent, and (3) provide WFOE control over Long Yun. In the event Long Yun or the Long Yun Shareholders breach their respective contractual obligations under the Exclusive Business Cooperation Agreement, WFOE will be entitled to foreclose on the Long Yun Shareholders’ equity interests in Long Yun and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in Long Yun and in this situation, WFOE may terminate the VIE Agreements after acquisition of all equity interests in Long Yun or form new VIE structure with the third parties designated by WFOE; or (2) dispose of the pledged equity interests retain the proceeds from such sale. In the event of such a sale of the pledged equity interests, the VIE structure evidenced by the VIE Agreements will be terminated.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Long Yun Shareholders irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Long Yun. The option price is equal to the capital paid in by the Long Yun Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this reoffer prospectus, if WFOE exercised such option, the aggregate option exercise price that would be paid to the Long Yun Shareholders would be approximately $1.5 million, which is the aggregate registered capital of Long Yun. The option exercise price may increase in in the event the Long Yun Shareholders make additional capital contributions to Long Yun.

The Exclusive Option Agreement, together with the Share Pledge Agreement and the Power of Attorney, enable WFOE to exercise effective control over Long Yun.

The Exclusive Option Agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

Powers of Attorney

Under the Powers of Attorney, each of the Long Yun Shareholders authorizes WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including, but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the articles of association of Long Yun, including, but not limited to, the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer, and other senior management members of Long Yun.

Although it is not explicitly stipulated in the Powers of Attorney, the term of the Powers of Attorney will be the same as the term of that of the Exclusive Option Agreement.

Each Power of Attorney is coupled with an interest and will be irrevocable and continuously valid from the date of execution, so long as the applicable Long Yun Shareholder is a shareholder of Long Yun.

Risks Associated with Our Corporate Structure and the VIE Agreements

Because we do not directly hold equity interests in the VIE and its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles, and the validity and enforcement of the VIE Agreements among WFOE, Long Yun, and the Long Yun Shareholders. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our ordinary shares may depreciate significantly or become worthless.

The VIE Agreements may not be effective as direct ownership in providing operational control. For instance, Long Yun and the Long Yun Shareholders could breach their VIE Agreements with WFOE by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. The Long Yun Shareholders may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the VIE Agreements with Long Yun. In the event that Long Yun or the Long Yun Shareholders fail to perform their respective obligations under the VIE Agreements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. In addition, even if legal actions are taken to enforce such arrangements, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Our contractual arrangements with Long Yun and its shareholders may not be effective in providing control over Long Yun” and “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Our agreements with Long Yun are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements” in our most recent annual report on Form 20-F.

We are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIE and its subsidiaries, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this reoffer prospectus, we, our subsidiaries, and the VIE and its subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, we are not subject to cybersecurity review with CAC if the draft Measures for Cybersecurity Censorship become effective as they are published, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the draft Measures for Cybersecurity Censorship. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.” According to our PRC counsel, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing. As of the date of this reoffer prospectus, we, our subsidiaries, and the VIE and its subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries and VIE, our ability to accept foreign investments, and our listing on a U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, our subsidiaries, or the VIE to obtain regulatory approval from Chinese authorities for listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

In addition, our Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor has been inspected by the PCAOB on a regular basis with the last inspection on October 2019. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. If trading in our Ordinary Shares is prohibited under the Holding Foreign Companies Accountable Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the ‘PCAOB,’ proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” in our most recent annual report on Form 20-F.

Business Overview

We conduct our business in China through the PRC operating entities. The following description of our business is a description of the business of the PRC operating entities. See “—Our Corporate Structure—VIE Agreements among WFOE, the VIE, and shareholders of the VIE” for a summary of the VIE Agreements.

The PRC operating entities currently have two lines of business, namely, supply chain management platform services (“Supply Chain Management Platform Services”) and business incubation services. Historically, they also engaged in a crowdfunding platform business and auto-parts procurement services.

The PRC operating entities suspended their crowdfunding platform business on September 30, 2018 and they have not generated any revenue from such business since then. The PRC operating entities suspended such business indefinitely in anticipation of certain changes to the Chinese financial regulations, and have kept their crowdfunding platform (including 5etou platform, source code, servers, and others) intact in case of a future need to resume their crowdfunding business. As of the date of this reoffer prospectus, the PRC operating entities do not have an expectation or plan on when to resume their crowdfunding business. The following business description regarding the PRC operating entities’ crowdfunding platform is historical information only.

In addition, the PRC operating entities ended their auto-parts procurement services in April 2019, and the following business description regarding such business is historical information only.

The PRC operating entities commenced their Supply Chain Management Platform Services, which were developed and upgraded from their former auto-parts procurement services, in October 2019. All of the PRC operating entities’ business revenue generated for the fiscal years ended March 31, 2021 and 2020 was from their Supply Chain Management Platform Services.

The PRC operating entities did not generate any revenue from their incubation services during the fiscal years ended March 31, 2021 and 2020 due to the severe disruption caused by the COVID-19 pandemic.

Historically, the PRC operating entities’ revenue was generated from following four sources:

●	Platform services fees equal to a percentage of the funds raised through their crowdfunding platform;

●	Consulting fees for incubation services;

●	Finder’s fees for assisting a project in raising funds, as a portion of the proceeds; and

●	Procurement service fees paid for providing sourcing or procurement pursuant to their auto-parts procurement services.

Currently, the PRC operating entities’ revenue is generated from transaction fees paid to them for providing Supply Chain Management Platform Services to auto parts suppliers through their supply chain management platform. The PRC operating entities receive a certain percentage of fees based on the aggregate amounts of purchase payments from their auto parts supplier partners.

Supply Chain Management Platform Services

The PRC operating entities began to provide Supply Chain Management Platform Services to several auto parts suppliers and one auto parts logistics company in October 2019. The PRC operating entities aim to address the existing supply chain management issues in the Chinese auto parts industry—namely, there is no systematic purchase and payment processing platform for auto parts procurement in China. Conventionally, auto repair shops that purchase from auto parts suppliers have to rely on a series of unregulated and disarranged practices that vary greatly from transaction to transaction. This has resulted in substantive business problems for both auto parts suppliers and auto repair shops alike, such as high transaction costs, high liquidity risks, high default risks, inequitable accountability, and many others.

The PRC operating entities started to build their supply chain management platform in May 2019 with their own research and development team. As of March 31, 2021, the PRC operating entities invested a total of approximately RMB8.01 million (approximately $1.18 million) in their supply chain management platform (the “Supply Chain Management Platform”), and launched the platform in October 2019. The Supply Chain Management Platform is an integrated online supply chain processing center that provides auto parts suppliers, auto repair shops, and logistics companies with transaction data management, shipping and handling information management, and transaction financing. These services cover the most important aspects of auto parts procurement transactions in China. Auto parts suppliers can initiate the Supply Chain Management Platform Services on the PRC operating entities’ platform by first engaging one of their qualified logistics partners. They then enter into an electronic procurement and shipping contract on the platform by logging in detailed transaction and shipping information. From there on, the Supply Chain Management Platform consolidates transaction information and shipping information for auto parts suppliers, logistic partners, and auto repair shops.

Auto parts logistics companies in China are small-sized business entities that transport auto parts purchased by auto repair shops to a designated delivery address while collecting payments from auto repair shops. These logistics companies typically transfer the payment received from auto repair shops to the relevant auto parts suppliers for their purchases within 15 to 30 days. Such delay in payment may create liquidity issues for auto parts suppliers, who would prefer to pay a premium for receiving purchase payments within five days. The PRC operating entities created the Supply Chain Management Platform to address this business need. The PRC operating entities typically advance the aggregate amounts of purchase payments in full to auto parts suppliers within three days upon confirmation from their logistics partner that it has collected purchase payments from auto repair shops. The PRC operating entities charge auto parts suppliers they work with a service fee based on a certain percentage of the aggregate amounts of purchase payments made by the auto repair shops. The PRC operating entities do not directly charge auto parts suppliers for the service fee, but rather, when their logistics partner confirms auto repair shops’ receipt of auto parts and its collection of payments, the PRC operating entities advance only a certain percentage of the aggregate amounts of purchase payments to the auto parts suppliers and keep a certain percentage of the aggregate amounts as their service fee. After the logistics partner collects the payment from the repair shop, it returns 100% of the payment to the PRC operating entities, usually within three days. The PRC operating entities do not obtain promissory notes or other financial instruments from their logistics partner for the purchase advance; however, the PRC operating entities require the legal representative of such logistics partner to sign an unlimited personal liability agreement for each separate transaction so that they can seek repayment from such legal representative through court proceedings in case of a payment default by their logistics partner.

During the fiscal year ended March 31, 2021, the PRC operating entities offered Supply Chain Management Platform Services on 17,742 transactions ranging from RMB130 to RMB138,000 per transaction, with an average amount of RMB7,778.93. During the fiscal year ended March 31, 2020, the PRC operating entities offered Supply Chain Management Platform Services on 10,605 transactions ranging from RMB800 to RMB2,000 per transaction, with an average amount of RMB1,200. To repay purchase advances made by the PRC operating entities to auto parts suppliers, their auto repair shop partners pay electronic transfer. The PRC operating entities have not experienced any delays or delinquencies from our auto repair shop partners since October 2019. For the fiscal years ended March 31, 2021 and 2020, the PRC operating entities generated 100% of their total revenue from their Supply Chain Management Platform Services business, in the amount of $225,749 and $11,252, respectively.

The PRC operating entities have obtained all necessary permits and licenses to conduct their Supply Chain Management Platform Services business.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this reoffer prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” in our most recent annual report on Form 20-F and in the section titled “Risk Factors” below.

Risks Relating to Our Business and Industry (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Business and Industry” in our most recent annual report on Form 20-F)

Risks and uncertainties related to our business include, but are not limited to, the following:

●	we have a limited operating history and are subject to the risks encountered by early-stage companies;

●	our Supply Chain Management Platform Service is dependent on our business partnership with the limited logistic partners, auto parts suppliers, and auto repair shops with which we currently work. Any disruptions in our relationship with such partners may have an adverse effect on our profitability and operating results;

●	we may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned expansion and marketing efforts, which may reduce our revenue;

●	we face significant competition in an industry experiencing rapid technological change, and there is a possibility that our competitors may achieve regulatory approval and develop new online supply chain management platform service before us, which may harm our financial condition and our ability to successfully market or commercialize any of our services;

●	as the operator of an operating website key to our revenues, we may be subject to damages resulting from unauthorized access or hacking and other cyber risks;

●	the successful operation of our business depends on the performance and reliability of the Internet infrastructure and fixed telecommunications networks in China;

●	we must regularly apply for VATS licenses to operate our business and any failure to secure a license could adversely impact our business;

●	our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth and execute our business strategy; and

●	our business, financial condition and results of operations have been and are likely to continue to be adversely affected by the COVID-19 pandemic.

Risks Relating to Doing Business in the PRC (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC” in our most recent annual report on Form 20-F and “Risk Factors—Risks Relating to Doing Business in the PRC” below)

We face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

●	substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and its Implementation Regulations and how they may impact the viability of our current corporate structure, corporate governance, business operations and financial results;

●	a severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition;

●	changes in the policies of the PRC government could have a significant impact upon our ability to operate profitably in the PRC;

●	because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all;

●	regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business;

●	because our business is conducted in RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments;

●	under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders;

●	there are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits;

●	our contractual arrangements with Long Yun and its shareholders may not be effective in providing control over Long Yun;

●	because we conduct our business through Long Yun, a VIE, if we fail to comply with applicable law, we could be subject to severe penalties and our business could be adversely affected;

●	if we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation;

●	the disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC;

●	the failure to comply with PRC regulations relating to mergers and acquisitions of domestic projects by offshore special purpose vehicles may subject us to severe fines or penalties and create other regulatory uncertainties regarding our corporate structure;

●	our agreements with Long Yun are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements;

●	you may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus supplement based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China;

●	Labor Contract Law and other labor-related laws in the PRC may adversely affect our business and our results of operations;

●	recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering;

●	if the PRC government determines that the VIE Agreements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE, and our Ordinary Shares may decline in value or become worthless;

●	uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us;

●	any actions by the Chinese government, including any decision to intervene or influence the operations of our PRC subsidiaries or the VIE or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiaries or the VIE, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless;

●	recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering; and

●	the Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future.

Risks Relating to Our Ordinary Shares and the Trading Market (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC” in our most recent annual report on Form 20-F)

In addition to the risks described above, we are subject to general risks and uncertainties relating to our Ordinary Shares and the trading market, including, but not limited to, the following:

●	we do not intend to pay dividends for the foreseeable future;

●	if we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer;

●	volatility in our Ordinary Shares price may subject us to securities litigation;

●	if we cannot continue to satisfy listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them;

●	anti-takeover provisions in our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control; and

●	the laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Permission Required from PRC Authorities

We are currently not required to obtain permission from any of the PRC authorities to operate and issue our Ordinary Shares to foreign investors. In addition, we, our subsidiaries, and Long Yun and its subsidiaries are not required to obtain permission or approval relating to our Ordinary Shares from the PRC authorities, including the China Securities Regulatory Commission or CAC, for our subsidiaries or Long Yun’s operations, nor have we or our subsidiaries or Long Yun received any denial for our subsidiaries or Long Yun’s operations with respect to this offering. Recently, however, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies, cybersecurity, data privacy protection requirements, and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future.”

Asset Transfers Between Our Company, Our Subsidiaries, and the VIE

As of the date of this reoffer prospectus, our Company, our subsidiaries, and the VIE have not distributed any earnings or settled any amounts owed under the VIE Agreements. Our Company, our subsidiaries, and the VIE do not have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future.

During the fiscal years ended March 31, 2021, 2020, and 2019, cash transfers and transfers of other assets between our Company, our subsidiaries, and the VIE were as follows:

For the Fiscal Year Ended March 31, 2021
No.	Transfer From	Transfer To	Approximate Value ($)	Type
1	Company	Subsidiaries	1,364,963	Cash (Intercompany Borrowing)
2	Subsidiaries	VIE	1,713,465	Cash (Intercompany Borrowing)
3	VIE	Subsidiaries	11,214	Cash (Intercompany Borrowing)

For the Fiscal Year Ended March 31, 2020
No.	Transfer From	Transfer To	Approximate Value ($)	Type
1	Subsidiaries	Company	641	Cash (Intercompany Borrowing)
2	Subsidiaries	VIE	35,818	Cash (Intercompany Borrowing)
3	VIE	Subsidiaries	60,890	Cash (Intercompany Borrowing)

For the Fiscal Year Ended March 31, 2019
No.	Transfer From	Transfer To	Approximate Value ($)	Type
1	Subsidiaries	VIE	625,861	Cash (Intercompany Borrowing)
2	VIE	Subsidiaries	80,468	Cash (Intercompany Borrowing)

Dividends or Distributions Made to our Company and U.S. Investors and Tax Consequences

As of the date of this reoffer prospectus, none of our subsidiaries or VIE have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company rules, the gross amount of distributions we make to investors with respect to our Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our BVI subsidiary, Sweet Lollipop.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Sweet Lollipop only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and VIE in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Long Yun to WFOE, pursuant to the VIE Agreements, and the distribution of such payments to Long Yun HK, to Sweet Lollipop, and to our Company as dividends. According to the PRC Enterprise Income Tax Law, such payments from subsidiaries to parent companies in China are subject to the PRC enterprise income tax at a rate of 25%. In addition, if Long Yun or our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies, without prior approval of State Administration of Foreign Exchange (“SAFE”), by complying with certain procedural requirements. Specifically, without prior approval of SAFE, cash generated from the operations in PRC may be used to pay dividends to our Company. As of the date of this reoffer prospectus, WFOE has conducted the foreign exchange registration related to our Company under the existing PRC foreign exchange regulations, which enables WFOE to legally distribute its earnings to our Company.

Our Company’s ability to settle amounts owed under the VIE Agreements relies upon payments made from the VIE to WFOE in accordance with the VIE Agreements. For services rendered to the VIE by WFOE under the Exclusive Business Cooperation Agreement, WFOE is entitled to collect a service fee from the VIE. Pursuant to the Exclusive Option Agreement, WFOE may at any time and under any circumstances purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC laws. For restrictions and limitations on our ability to settle amounts owed under the VIE Agreements, please see “Item 3. Key Information—D. Risk Factors—Risks Relating to Doing Business in the PRC—Our contractual arrangements with Long Yun and its shareholders may not be effective in providing control over Long Yun” in our most recent annual report on Form 20-F and “Risk Factors—Risks Relating to Doing Business in the PRC—If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE, and our Ordinary Shares may decline in value or become worthless.”

Selected Condensed Consolidated Financial Schedule

The following tables present selected condensed consolidated financial data of Dragon Victory, its subsidiaries, and its VIE and subsidiaries of the VIE for the fiscal years ended March 31, 2021, 2020, and 2019, and balance sheet data as of March 31, 2021 and 2020, which have been derived from our audited consolidated financial statements for those years.

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

	For the Fiscal Year Ended March 31, 2021
	Dragon Victory	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total

Revenue	$-	$-	$327,562	$(101,813)	$225,749
Net income (loss)	$(2,278,220)	$(102,975)	$(2,831,312)	$513	$(5,211,994)
Comprehensive income (loss)	$(2,278,220)	$(72,084)	$(2,451,877)	$(117,099)	$(4,919,280)

	For the Fiscal Year Ended March 31, 2020
	Dragon Victory	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total

Revenue	$-	$93	$11,159	$-	$11,252
Net loss	$(311,778)	$(249,223)	$(922,923)	$-	$(1,483,924)
Comprehensive loss	$(311,778)	$(247,048)	$(1,287,614)	$(119,952)	$(1,966,392)

	For the Fiscal Year Ended March 31, 2019
	Dragon Victory	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total

Revenue	$-	$12,952	$2,744,277	$-	$2,757,229
Net income (loss)	$(700,041)	$(2,527,035)	$1,767,306	$-	$(1,459,770)
Comprehensive income (loss)	$(700,041)	$(2,872,098)	$1,692,110	$203,653	$(1,676,375)

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31, 2021
	Dragon Victory	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Cash	$82,100	$43,923	$856,515	$-	$982,538
Total current assets	$5,741,323	$6,576,142	$10,179,230	$(6,967,930)	$15,528,765
Investments in subsidiaries and VIE	$7,781,271	$13,884,067	$-	$(21,665,338)	$-
Total assets	$13,522,594	$21,484,496	$9,252,092	$(28,626,376)	$15,632,806
Total liabilities	$4,721,862	$2,366,784	$6,848,903	$(6,857,031)	$7,080,518
Total shareholders’ equity	$8,800,732	$18,130,560	$3,390,341	$(21,769,345)	$8,552,288
Total liabilities and shareholders’ equity	$13,522,594	$20,497,344	$10,239,244	$(28,626,376)	$15,632,806

	As of March 31, 2020
	Dragon Victory	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Cash	$1,673	$6,134	$7,554	$-	$15,361
Total current assets	$1,673	$14,271,549	$9,796,646	$(14,324,856)	$9,745,012
Investments in subsidiaries and VIE	$7,781,271	$12,686,323	$-	$(20,467,594)	$-
Total assets	$7,782,944	$27,075,515	$9,877,442	$(34,771,540)	$9,964,361
Total liabilities	$2,802,540	$9,869,918	$4,035,224	$(14,116,341)	$2,591,341
Total shareholders’ equity	$4,980,404	$17,205,597	$5,842,218	$(20,655,199)	$7,373,020
Total liabilities and shareholders’ equity	$7,782,944	$27,075,515	$9,877,442	$(34,771,540)	$9,964,361

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended March 31, 2021
	Dragon Victory	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$(6,018,120)	$268,669	$(156,608)	$3,120,616	$(2,785,443)
Net used in investing activities	$-	$(1,195,859)	$976,896	$1,098,161	$879,199
Net cash used in financing activities	$6,098,548	$963,640	$-	$(3,967,187)	$3,095,000

	For the Fiscal Year Ended March 31, 2020
	Dragon Victory	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$(3,628)	$(2,578,682)	$(3,271,153)	$5,038,153	$(815,311)
Net used in investing activities	$-	$2,567,411	$3,339,147	$(5,835,159)	$71,399
Net cash used in financing activities	$-	$3,924	$(77,186)	$371,949	$298,688

	For the Fiscal Year Ended March 31, 2019
	Dragon Victory	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$(33,409)	$(10,260,095)	$2,866,368	$8,201,618	$774,482
Net used in investing activities	$-	$39,393	$(5,146,410)	$292,346	$(4,814,672)
Net cash used in financing activities	$-	$8,635,563	$50,665	$(8,426,338)	$259,890

Corporate Information

Our principal executive offices are located at Room 1803, Yintai International Building, Kejiguan Road, Binjiang District, Hangzhou, Zhejiang Province, China, and our phone number is +86-571-82213772. We maintain a corporate website at http://www.dvintinc.com/. The information contained in, or accessible from, our website or any other website does not constitute a part of this reoffer prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended March 31, 2021, which is incorporated in this reoffer prospectus by reference, as updated by our subsequent filings under the Exchange Act, together with all of the other information appearing in this reoffer prospectus or incorporated by reference into this reoffer prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

In addition, investing in our Ordinary Shares is highly speculative and involves a significant degree of risk. We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, conduct our operations through our subsidiaries in China and the VIE and its subsidiaries in China. Due to PRC legal restrictions on foreign ownership in the telecommunications sector, we do not have any equity ownership of the VIE; instead, we control and receive the economic benefits of the VIE’s business operations through the VIE Agreements. Our Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of the VIE or its subsidiaries in China. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our Ordinary Shares could decline or become worthless. Set forth below are certain risks related to the VIE structure and recent regulatory initiatives implemented by the relevant PRC government entities.

Risks Relating to Doing Business in the PRC

If the PRC government determines that the VIE Agreements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE, and our Ordinary Shares may decline in value or become worthless.

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to VIEs. There are currently no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing on overseas stock exchanges. Although we believe that our corporate structure and VIE Agreements comply with current applicable PRC laws and regulations, in the event that PRC government determines that the VIE Agreements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE, and our Ordinary Shares may decline in value or become worthless.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. The PRC operating entities are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Any actions by the Chinese government, including any decision to intervene or influence the operations of our PRC subsidiaries or the VIE or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiaries or the VIE, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of our subsidiaries and VIE to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our PRC subsidiaries and the VIE’s compliance with such regulations or interpretations. As such, our PRC subsidiaries and the VIE may be subject to various government and regulatory interference in the provinces in which they operate. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we believes our Company, our PRC subsidiaries, and the VIE, are currently not required to obtain permission from any Chinese authorities and have not received any notice of denial of permission to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, particularly in the event permission to list on U.S. exchanges may be later required, or withheld or rescinded once given.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of our PRC subsidiaries or the VIE at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiaries or the VIE, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

On July 10, 2021, the CAC published the Circular on Seeking Comments on Cybersecurity Review Measures (Revised Draft for Comments) (the “Review Measures Draft”), which provides that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. On November 14, 2021, the CAC published the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”), which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Review Measures Draft, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Review Measures Draft further requires that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries. The deadline for public comments on the Review Measures Draft was July 25, 2021. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft is December 13, 2021. As of the date of this reoffer prospectus, we have not received any notice from any authorities identifying our PRC subsidiaries or the VIE as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. If the Review Measures Draft and the Security Administration Draft are enacted as proposed, we believe that the operations of our PRC subsidiaries and the VIE and our listing will not be affected and that we will not be subject to cybersecurity review by the CAC for this offering, given that our PRC subsidiaries and the VIE possess personal data of fewer than one million individual clients and do not collect data that affects or may affect national security in their business operations as of the date of this reoffer prospectus and do not anticipate that they will be collecting over one million users’ personal information or data that affects or may affect national security in the near future. There remains uncertainty, however, as to how the Review Measures Draft and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Review Measures Draft and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review and network data security review in the future. During such reviews, we may be required to suspend our operation or experience other disruptions to our operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As the Opinions were recently issued, official guidance and interpretation of the Opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of the Opinions or any future implementation rules on a timely basis, or at all.

OFFER STATISTICS AND EXPECTED TIMETABLE

The Selling Shareholders may, from time to time, offer and sell any or all of their Ordinary Shares in one or more offerings. The Ordinary Shares offered under this reoffer prospectus may be offered in amounts, at prices, and on terms to be determined at the time of sale. We will keep the registration statement of which this reoffer prospectus is a part effective until such time as all of the Ordinary Shares covered by this reoffer prospectus have been disposed of pursuant to and in accordance with such registration statement.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this reoffer prospectus.

DILUTION

Because the Selling Shareholders who offer and sell Ordinary Shares covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of our Ordinary Shares by the Selling Shareholders. We have agreed to pay all expenses relating to registering the Ordinary Shares covered by this reoffer prospectus. The Selling Shareholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the Ordinary Shares covered hereby.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association which are currently effective (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands, or the “Cayman Companies Law,” on June 19, 2015. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm, or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Shares

As of the date of this reoffer prospectus, our authorized share capital is $50,000 divided into 500,000,000 Ordinary Shares, par value $0.0001 per share, and there were 23,408,371 Ordinary Shares issued, among which 22,518,371 Ordinary Shares are outstanding and 890,000 Ordinary Shares are held by our Company in trust for the benefit of nine employees of our Company before the corresponding share units granted to such employees are vested pursuant to the Plan and the Share Unit Award Agreements dated July 23, 2021 between us and such employees. All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Law and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Law. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Markets

Our Ordinary Shares have been listed on the Nasdaq Capital Market since October 20, 2017 under the symbol “LYL.”

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Vstock Transfer LLC. Their mailing address is 18 Lafayette Place, Woodmere, NY 11598 and their phone number is (212) 828-8436.

Dividends

Subject to the provisions of the Cayman Companies Law and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Law regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Law, we may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Law and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Law.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Law and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Law, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the Ordinary Shares purchased by investors in the public offering. Since our Ordinary Shares are listed on the Nasdaq Capital Market, the legal title to such Ordinary Shares and the registration details of those Ordinary Shares in our register of members remain with DTC/Cede & Co. All market transactions with respect to those Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Law to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Law to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Law and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Law and our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Law, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Law) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Law, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Law, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Preferred Shares

Our articles of association allow our board of directors a broad discretion from time to time to issue shares with or without preferred, deferred, or other special rights or restrictions, whether in regard to dividend, voting, return of capital, or otherwise.

Our board of directors may issue preferred shares without action by our shareholders to the extent there are authorized but unissued shares available.

You should refer to the prospectus supplement relating to the series of preferred shares being offered for the specific terms of that series, including:

●	title of the series and the number of shares in the series;

●	the price at which the preferred shares will be offered;

●	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends on the preferred shares being offered will cumulate;

●	the voting rights, if any, of the holders of preferred shares being offered;

●	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred shares being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

●	the liquidation preference per share;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be convertible into our Ordinary Shares, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

●	any listing of the preferred shares being offered on any securities exchange;

●	a discussion of any material federal income tax considerations applicable to the preferred shares being offered;

●	any preemptive rights;

●	the relative ranking and preferences of the preferred shares being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

●	any limitations on the issuance of any class or series of preferred shares ranking senior or equal to the series of preferred shares being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs; and

●	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the preferred shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Any preferred share terms selected by the board of directors could decrease the amount of earnings and assets available for distribution to holders of our Ordinary Shares or adversely affect the rights and power, including voting rights, of the holders of our Ordinary Shares without any further vote or action by the shareholders. The rights of holders of our Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by us in the future. The issuance of preferred shares could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

Differences in Corporate Law

The Cayman Companies Law is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Law and the current Companies Act of England and Wales. In addition, the Cayman Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Law applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles of association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Law, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Law imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Law does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Law and our articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Law and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Law, our articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act, 2021 of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

History of Share Capital

The following is a summary of our share capital for the three years preceding the date of this reoffer prospectus.

November 2020 SPA

On November 17, 2020, we entered into a certain Securities Purchase Agreement dated November 17, 2020 (the “November 2020 SPA”) with YA II PN, Ltd. (“YA”) for the sale and issuance to YA of up to $1,500,000 of convertible debentures for a purchase price up to $1,455,000 in three installments based on conditions specified in the November 2020 SPA. The convertible debentures will mature in 12 months from their issuances and are convertible into our Ordinary Shares. Interest accrues on the outstanding principal balance of the convertible debentures at an annual rate equal to 5%, which interest rate shall increase to an annual rate of 15% for so long as any event of default remains uncured. Interest is calculated on the basis of a 365-day year and the actual number of days elapsed. Pursuant to the November 2020 SPA, on November 20, 2020, we issued to YA a convertible debenture in the amount of $500,000 for a purchase price of $485,000, and 50,000 Ordinary Shares as a commitment fee. On December 11, 2020 and December 22, 2020, we issued to YA two convertible debentures, each in the amount of $500,000 for a purchase price of $485,000.

In connection with the November 2020 SPA, on November 17, 2020, we also entered into a Registration Rights Agreement with YA, pursuant to which we agreed to prepare and file with the SEC a registration statement on Form F-1 or Form F-3 covering the resale by YA of (i) the Ordinary Shares to be issued upon the conversion of the convertible debentures, and (ii) the 50,000 Ordinary Shares issued to YA as a commitment fee, within 21 days of the date of the November 2020 SPA. We filed such registration statement a Form F-3 with the SEC on December 11, 2020, which registration statement was declared effective by the SEC on December 23, 2020.

January 2021 SPA

On January 14, 2021, we entered into a certain Securities Purchase Agreement dated January 14, 2021 (the “January 2021 SPA”) with YA for the sale and issuance to YA of up to $2,000,000 of convertible debentures for a purchase price up to $1,940,000 in two installments based on conditions specified in the January 2021 SPA. The convertible debentures will mature in 12 months from their issuances and are convertible into our Ordinary Shares. Interest accrues on the outstanding principal balance of the convertible debentures at an annual rate equal to 5%, which interest rate will increase to an annual rate of 15% for so long as any event of default remains uncured. Interest is calculated on the basis of a 365-day year and the actual number of days elapsed. Pursuant to the January 2021 SPA, on January 14, 2021, we issued to YA a convertible debenture in the amount of $1,000,000 for a purchase price of $970,000, and 50,000 Ordinary Shares as a commitment fee.

In connection with the January 2021 SPA, on January 14, 2021, we also entered into a Registration Rights Agreement with YA, pursuant to which we agreed to prepare and file with the SEC a registration statement on Form F-1 or Form F-3 covering the resale by YA of (i) the Ordinary Shares to be issued upon the conversion of the convertible debentures, and (ii) the 50,000 Ordinary Shares issued to YA as a commitment fee, within 21 days of the date of the January 2021 SPA. We filed such registration statement a Form F-3 with the SEC on February 3, 2021, which registration statement was declared effective by the SEC on February 12, 2021.

Conversion of Debentures

Between January and June 2021, we issued to YA an aggregate of 6,775,875 Ordinary Shares after the receipt of conversion notices for the conversion of the outstanding and unpaid debentures and accrued interest in the aggregate amount of $9,540,897.26 at conversion prices between $1.0800 and $2.2101.

Share Issuances under the Plan

On July 23, 2021, the compensation committee of our board of directors approved the grant of 1,080,000 share units under the Plan to 11 executive officers and employees of our Company, with vesting periods ranging from 90 days to one year after September 3, 2021. On September 9, 2021, we issued 890,000 Ordinary Shares, which are held by our Company in trust for the benefit of nine employees of our Company before the corresponding share units granted to such employees are vested pursuant to the Plan and the Share Unit Award Agreements dated July 23, 2021 between us and such employees.

August 2021 Securities Purchase Agreement

On August 9, 2021, the Company entered into a Securities Purchase Agreement (the “August 2021 SPA”) with LSQ Investment Fund SPC-Disruptive Opportunity Fund II SP, a Cayman Islands Segregated Portfolio Company (“LSQ”), and certain other purchasers listed in Schedule A to the August 2021 SPA. On October 28, 2021, the Company issued 4,100,000 ordinary shares, par value $0.0001 per share, to LSQ for an aggregate purchase price of $4,100,000 pursuant to the August 2021 SPA and in reliance on Rule 902 of Regulation S promulgated under the Securities Act.

SELLING SHAREHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Shareholder; (b) the aggregate of (i) the number of Ordinary Shares held by each Selling Shareholder as of the date of this reoffer prospectus, and (ii) the number of shares to be issued to each Selling Shareholder under the Plan that are being registered pursuant to this Registration Statement for resale by each Selling Shareholder as of the date of this reoffer prospectus; (c) the number of Ordinary Shares that each Selling Shareholder may offer for sale from time to time pursuant to this reoffer prospectus, whether or not such Selling Shareholder has a present intention to do so; and (d) the number of Ordinary Shares to be beneficially owned by each Selling Shareholder following the sale of all shares that may be so offered pursuant to this reoffer prospectus, assuming no other change in ownership of Ordinary Shares by such Selling Shareholder after the date of this reoffer prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

To our knowledge, none of our officers and directors have a present intention to offer Ordinary Shares for sale, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Shareholders	Principal Position with the Company (1)	Shares Owned Prior to Resale (2)(5)			Number of Shares Offered for	Shares Beneficially Owned After Resale (5)
		Number		Percent	Resale	Number	Percent
Limin Liu	Chief Executive Officer, Chairman, and Director	928,120	(3)	3.94%	140,000	788,120	3.35%
Xiaohua Gu	Chief Financial Officer	50,000	(4)	*	50,000	0	*

*	Indicates less than 1%

(1)	All positions described are with the Company, unless otherwise indicated.

(2)	The number of Ordinary Shares owned prior to resale by each Selling Shareholder includes (i) Ordinary Shares held by the Selling Shareholder and (ii) Ordinary Shares to be issued to such Selling Shareholders under the Plan that are being registered pursuant to this reoffer prospectus for resale. Some of these shares may have been sold prior to the date of this reoffer prospectus.

(3)	Includes (i) 788,120 Ordinary Shares held by Mr. Liu and (ii) 140,000 Ordinary Shares to be issued to Mr. Liu pursuant to the Plan.

(4)	Represents 50,000 Ordinary Shares to be issued to Mr. Gu pursuant to the Plan.

(5)	Percentage is computed with reference to 23,408,371 Ordinary Shares issued as of November 19, 2021 and assumes for each Selling Shareholder the sale of all shares offered by that particular Selling Shareholder under this reoffer prospectus.

The Company may supplement this reoffer prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Shareholders or any new Selling Shareholders, the number of securities offered for resale and the position, office, or other material relationship which a Selling Shareholder has had within the past three years with the Company or any of its predecessors or affiliates.

Plan of Distribution

In this section of the reoffer prospectus, the term “Selling Shareholder” means and includes:

●	the persons identified in the table above as the Selling Shareholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to acquire Ordinary Shares under the Plan; and

●	any of the donees, pledgees, distributees, transferees, or other successors in interest of those persons referenced above who may: (a) receive any of the Ordinary Shares offered hereby after the date of this reoffer prospectus and (b) offer or sell those shares hereunder.

The Ordinary Shares offered by this reoffer prospectus may be sold from time to time directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents, or other intermediaries. The Selling Shareholders as of the date of this reoffer prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Ordinary Shares offered hereby. The distribution of the Ordinary Shares by the Selling Shareholders may be effected: in one or more transactions that may take place on the Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Shareholders, or through market makers, dealers, or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of our Ordinary Shares.

The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of our Ordinary Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our Ordinary Shares. The broker-dealer may then resell or otherwise transfer such Ordinary Shares pursuant to this reoffer prospectus.

The Selling Shareholders also may lend or pledge our Ordinary Shares to a broker-dealer. The broker-dealer may sell the Ordinary Shares so lent, or upon a default the broker-dealer may sell the pledged Ordinary Shares pursuant to this reoffer prospectus. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The Selling Shareholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Ordinary Shares by the Selling Shareholders.

Although the Ordinary Shares covered by this reoffer prospectus are not currently being underwritten, the Selling Shareholders or their underwriters, brokers, dealers, or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of the Ordinary Shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Ordinary Shares offered hereby may not simultaneously engage in market making activities with respect to the Ordinary Shares for a period of up to five days preceding such distribution. The Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Shareholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Ordinary Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Ordinary Shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses, and fees in connection with the registration of the Ordinary Shares offered hereby. The Selling Shareholders, however, will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the Ordinary Shares offered pursuant to this reoffer prospectus. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Shareholders will sell any or all of the securities offered by them hereby.

TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this reoffer prospectus are set forth in “Item 10. Additional Information—E. Taxation” in our annual report on Form 20-F for the year ended March 31, 2021, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this reoffer prospectus. See “Incorporation of Documents by Reference” below.

MATERIAL CHANGES

Except as otherwise described in our annual report on Form 20-F for the fiscal year ended March 31, 2021, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this reoffer prospectus or the applicable prospectus supplement, no reportable material changes have occurred since March 31, 2021.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by PRC Capital Equity Legal Group. If legal matters in connection with offerings made pursuant to this reoffer prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this reoffer prospectus for the fiscal year ended March 31, 2021 have been audited by WWC, P.C., an independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this reoffer prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this reoffer prospectus shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

We hereby incorporate by reference into this reoffer prospectus the following documents:

(1)	our annual report on Form 20-F for the fiscal year ended March 31, 2021, filed with the SEC on August 2, 2021;

(2)	our reports of foreign private issuer on Form 6-K, filed with the SEC on August 9, 2021, October 28, 2021, and November 8, 2021;

(3)	the description of our Ordinary Shares contained in our registration statement on Form 8-A, filed with the SEC on September 15, 2017, and any amendment or report filed for the purpose of updating such description;

(4)	any future annual reports on Form 20-F filed with the SEC after the date of this reoffer prospectus and prior to the termination of the offering of the securities offered by this reoffer prospectus; and

(5)	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this reoffer prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this reoffer prospectus forms a part.

Our annual report on Form 20-F for the fiscal year ended March 31, 2021 filed with the SEC on August 2, 2021 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this reoffer prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this reoffer prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this reoffer prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this reoffer prospectus on the written or oral request of that person made to:

Dragon Victory International Limited

Room 1803, Yintai International Building

Kejiguan Road, Binjiang District

Hangzhou, Zhejiang Province

China

+ 86-571-82213772

You should rely only on the information that we incorporate by reference or provide in this reoffer prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this reoffer prospectus by reference is accurate as of any date other than the date of the document containing the information.

Where You Can Find ADDITIONAL Information

As permitted by SEC rules, this reoffer prospectus omits certain information and exhibits that are included in the registration statement of which this reoffer prospectus forms a part. Since this reoffer prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this reoffer prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this reoffer prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. The Cayman Islands, however, have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located in China. In addition, all of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Our counsel with respect to the laws of the Cayman Islands has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our counsel with respect to the laws of the Cayman Islands has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Our counsel with respect to the laws of the Cayman Islands has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

190,000 Ordinary Shares

Dragon Victory International Limited

REOFFER PROSPECTUS

November 19, 2021

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Commission. Reports and other information concerning the Registrant filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission’s Public Reference Section, Room 1024, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Registrant. The address for the Commission’s website is “http://www.sec.gov.” The following documents are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2021 filed with the Commission on August 2, 2021.

(b) The Registrant’s Current Reports on Form 6-K furnished to the Commission on August 9, 2021, October 28, 2021, and November 8, 2021; and

(c) The description of the Registrant’s Ordinary Shares contained in the registration statement on Form 8-A, filed with the SEC on September 15, 2017, and any amendment or report filed for the purpose of updating such description.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act and, to the extent specifically designated therein, reports on Form 6-K furnished by the Registrant to the Commission, in each case, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provide, to the extent permitted by law, that the Registrant shall indemnify each existing or former secretary, director (including alternate director), and any other officers of the Registrant (including an investment adviser or an administrator or liquidator) and their personal representatives against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such secretary, director or officer in or about the conduct of the Registrant's business or affairs or in the execution or discharge of such secretary's, director's, or officer's duties, powers, authorities, or discretions, together with all costs, expenses, losses, or liabilities incurred by such secretary, director, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending, or completed) concerning the Registrant or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. The Registrant’s amended and restated memorandum and articles of association also provide that no such secretary, director, or officer shall be indemnified in respect of any matter arising out of such person’s own dishonesty.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1/A (file No. 333-214932) filed with the Commission on January 31, 2017, the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being such a director or officer of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit	Description
4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Form F-1/A (File No. 333-214932) filed with the Commission on July 19, 2017)
4.2	Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form F-1/A (File No. 333-214932) filed with the Commission on January 31, 2017)
4.3	Amended and Restated Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form F-1/A (File No. 333-214932) filed with the Commission on January 31, 2017)
5.1*	Opinion of Ogier
10.1**	Dragon Victory International Limited 2020 Performance Incentive Plan
23.1*	Consent of WWC, P.C.
23.2*	Consent of Ogier (included as Exhibit 5.1)
23.3*	Consent of PRC Capital Equity Legal Group
24.1**	Power of Attorney (included on signature page hereof)

*	Filed herewith.

**	Previously filed.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hangzhou, China, on November 19, 2021.

Dragon Victory International Limited

By:	/s/ Limin Liu
Limin Liu Chief Executive Officer, Chairman of the Board of Directors, and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Limin Liu	Chief Executive Officer, Chairman of the Board of Directors, and	November 19, 2021
Name: Limin Liu	Director (Principal Executive Officer)

/s/ Xiaohua Gu	Chief Financial Officer	November 19, 2021
Name: Xiaohua Gu	(Principal Accounting and Financial officer)

*	Director	November 19, 2021
Name: Wei Wang

*	Director	November 19, 2021
Name: Bin Liu

*	Director	November 19, 2021
Name: Wenbing Wang

*	Director	November 19, 2021
Name: Jingxin Tian

*By:	/s/ Limin Liu
	Name:	Limin Liu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Dragon Victory International Limited, has signed this registration statement thereto in New York, NY on November 19, 2021.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President